Advanced Series Trust
For the fiscal period ended 12/31/07
File number 811-05186


                            SUB-ITEM 77-0-7

                                EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Small-Cap
Growth Portfolio

1.   Name of Issuer:  Horsehead Holding Corp.

2.   Date of Purchase:  August 9, 2007

3.   Number of Securities Purchased:  	9,405

4.   Dollar Amount of Purchase:  $169,290

5.   Price Per Unit:  $18.00 per share of stock

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  CIBC World Markets Corp,
Friedman Billings Ramsey & Co.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Friedman Billings Ramsey & Co., CIBC World Markets Corp.,
BMO Capital Markets Corp., Raymond James & Associates, Inc.